EXHIBIT 11

SPARTECH CORPORATION AND SUBSIDIARIES
STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
(In thousands, except per share data)

                                               QUARTER ENDED		  SIX MONTHS ENDED
                                             	May 4,  	May 3,	  May 4,   	May 3,
                                            	  1996 		  1997		   1996 		   1997

NET EARNINGS
	Primary and Fully diluted
	 net earnings	                             $ 4,775	 $ 6,675	 $ 8,561	 $ 12,153

WEIGHTED AVERAGE SHARES
 OUTSTANDING
	Weighted average common
	 shares outstanding	                        23,419	  26,387	  23,387   	26,385
	Add:  Shares issuable from
	 assumed exercise of option            	     1,184	   1,369	   1,069	    1,287

	Primary weighted average	                   24,603	  27,756 	 24,456 	  27,672
	 shares outstanding
	Add:  Additional shares
	 issuable from assumed
	 exercise of options due to
	 the difference in the share
	 repurchase price under the
	 fully diluted computation	                    176	      69	     303	       59

Fully diluted weighted average
 shares outstanding	                         24,779	  27,825   24,759 	  27,731


NET EARNINGS PER SHARE

	Primary	                                  $    .19	 $   .24 	 $  .35   	$  .44
	Fully diluted	                            $    .19  	$  .24	  $  .35	   $  .44